News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

Clearfield, Pennsylvania – January 23, 2024

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and twelve months ended December 31, 2023.

Executive Summary

•Net income available to common shareholders ("earnings") was $12.9 million, or $0.62 per diluted share, for the three months ended December 31, 2023, compared to earnings of $12.7 million, or $0.60 per diluted share, for the three months ended September 30, 2023. The quarterly increase was primarily a result of increases in net interest income and non-interest income, partially offset by increases in certain personnel costs and technology expenses, as discussed in more detail below. The decrease in earnings and diluted earnings per share comparing the quarter ended December 31, 2023 to the $14.8 million, or $0.70 per diluted share, for the quarter ended December 31, 2022 was primarily due to the significant year-over-year increase in deposit costs primarily resulting from Federal Reserve rate increases throughout 2023 and the resulting market impact to CNB's deposit base.

•Earnings were $53.7 million, or $2.55 per diluted share, for the twelve months ended December 31, 2023, compared to earnings of $58.9 million, or $3.26 per diluted share, for the twelve months ended December 31, 2022. The decrease in diluted earnings per share comparing the twelve months ended December 31, 2023 to the twelve months ended December 31, 2022 was primarily due to the rise in deposit costs year over year, as well as the dilutive effect of the Corporation's common stock offering completed in September 2022, which resulted in the issuance of over 4.2 million shares of common stock or an increase of approximately 25% in total common shares outstanding. In addition, during the twelve months ended December 31, 2023, the Corporation repurchased 326,459 common shares at a weighted average price per share of $20.08, compared to repurchases of 50,166 common shares at a weighted average price per share of $26.75 during the twelve months ended December 31, 2022.

•At December 31, 2023, total deposits were $5.0 billion, reflecting a decrease of $4.0 million, or 0.08% (0.32% annualized), from the previous quarter end of September 30, 2023, and a full-year increase of $376.3 million, or 8.14% from December 31, 2022. The small decrease in deposit balances compared to September 30, 2023 was primarily attributed to continued retail deposit additions, which were more than offset by the Corporation's non-renewal of $59.3 million in brokered time deposits as part of its net interest management strategy. In addition, the total number of deposit households increased by approximately 0.11% (0.44% annualized) between September 30, 2023 and December 31, 2023. The increase in deposits compared to December 31, 2022 was due to continued growth in the Corporation’s treasury management customer base and resulting increases in municipal and institutional/corporate deposits, including new wealth and asset management deposit relationships resulting from CNB’s participation in deposit insurance sharing programs. Additional deposit and liquidity profile details were as follows:

◦At December 31, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.4 billion, or approximately 28.21% of total CNB Bank deposits. However, when excluding $101.3 million of affiliate company deposits and $400.5 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $937.1 million, or approximately 18.37% of total CNB Bank deposits as of December 31, 2023.

▪The level of uninsured deposits at year-end 2023 was comparable to the prior quarter end. At September 30, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 29.03% of total CNB Bank deposits; however, when excluding $101.0 million of affiliate company deposits and $440.3 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $940.4 million, or approximately 18.42% of total CNB Bank deposits as of September 30, 2023.

◦At December 31, 2023, the average deposit balance per account for CNB Bank was approximately $33 thousand. In addition to the increasing number of treasury management customers, CNB Bank continues to increase small business and retail customer household deposits, including those added from the 2023 launches of (i) CNB Bank’s “At Ease” account, a service for U.S. service member and veteran families, and (ii) CNB’s women-focused banking division, Impressia Bank.

◦At December 31, 2023, the Corporation had $164.4 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with (i) available borrowing capacity of approximately $3.6 billion from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, result in the total on-hand and contingent liquidity sources for the Corporation to be approximately 4.0 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At December 31, 2023 and September 30, 2023, the Corporation had no outstanding short-term borrowings from the FHLB, while at December 31, 2022, the Corporation had $132.4 million in outstanding short-term borrowings from the FHLB.

◦As of December 31, 2023, the Corporation did not have any borrowings from either the Federal Reserve’s Discount Window or Bank Term Funding Program ("BTFP"). CNB has added the BTFP as a potential contingent liquidity source but has not borrowed from the BTFP to date due to the general stability and growth in the Corporation's deposit funding base throughout 2023.

•At December 31, 2023, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $82.2 million, or 14.40% of total shareholders' equity, compared to $108.8 million, or 19.81% of total shareholders' equity at September 30, 2023. The favorable change in unrealized losses was primarily due to lower interest rates along much of the yield curve as of year-end 2023, compared to the third quarter of 2023, relative to the Corporation’s scheduled bond maturities. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of both December 31, 2023 and September 30, 2023 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintained $100.4 million of liquid funds at its holding company, which more than covers the $82.2 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank if necessary.

•At December 31, 2023, loans totaled $4.4 billion, excluding the balances of (i) syndicated loans, and (ii) any remaining balances on Paycheck Protection Program ("PPP") loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"). This adjusted total of $4.4 billion in loans represented a decrease of $9.3 million, or 0.21% (0.85% annualized), from the same adjusted total loans measured as of September 30, 2023 and an increase of $241.3 million, or 5.86% compared to the same adjusted total loans measured as of December 31, 2022. The decrease in loans for the quarter ended December 31, 2023 was primarily driven by an increase in loan payoffs combined with the Corporation remaining strategically focused on managing the concentration in its commercial real estate loan portfolio, and its loan pricing discipline in support of its net interest margin. Loan growth for the twelve months ended December 31, 2023 was experienced primarily in the Corporation's recent expansion markets of Cleveland, Roanoke, and Buffalo combined with growth in the portfolios related to the Columbus market and CNB Bank’s Private Banking division.

◦At December 31, 2023, the Corporation's balance sheet reflected a decrease in syndicated lending balances of $14.4 million compared to September 30, 2023 and a decrease of $49.9 million compared to December 31, 2022, reflecting scheduled paydowns or early payoffs of certain syndicated credits during 2023. The syndicated loan portfolio totaled $108.7 million, or 2.43% of total loans, excluding PPP-related loans, at December 31, 2023, compared to $123.1 million, or 2.74% of total loans, excluding PPP-related loans, at September 30, 2023 and $156.6 million, or 3.66% of total loans, excluding PPP-related loans at December 31, 2022.

•Total nonperforming assets were approximately $31.8 million, or 0.55% of total assets, as of December 31, 2023, compared to $29.3 million, or 0.51% of total assets, as of September 30, 2023, and $23.5 million, or 0.43% of total assets, as of December 31, 2022. The increase in nonperforming assets for the three months ended December 31, 2023 was due to one commercial and industrial relationship consisting of 12 loans totaling $3.2 million being placed on nonaccrual during the fourth quarter of 2023. The 12 loans combined have a related specific reserve of $1.7 million. The increase in non-performing assets for the twelve months ended December 31, 2023 was due to the previously mentioned commercial and industrial relationship, coupled with one commercial real estate relationship consisting of two loans totaling $6.6 million being placed on nonaccrual during the third quarter of 2023, as previously disclosed by the Corporation. The commercial relationship with two loans placed on nonaccrual in the third quarter have a related combined specific loss reserve of approximately $472 thousand at December 31, 2023. While this loan relationship was placed on non-accrual status during the third quarter of 2023, based on collateral value support coupled with the specific reserve recorded against this loan relationship, management does not believe there is risk of significant additional loss exposure beyond the specific reserve related to this loan relationship. For the three months ended December 31, 2023, net loan charge-offs were $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, compared to $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2023, and $821 thousand, or 0.08% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2022. The increase in net loan charge-offs during the quarter ended December 31, 2023 was primarily related to one commercial and industrial relationship consisting of three loans totaling $192 thousand and one commercial real estate relationship consisting of one loan that totaled $359 thousand.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $18.4 million for the three months ended December 31, 2023, compared to $18.2 million and $22.8 million for the three months ended September 30, 2023 and December 31, 2022, respectively. The fourth-quarter 2023 PPNR reflected increases in net interest income and non-interest income, partially offset by increases in certain personnel costs as well as technology expenses, as discussed in more detail below.1 The decrease in PPNR for the three months ended December 31, 2023 compared to the three months ended December 31, 2022 was primarily attributable to the significant year-over-year increase in deposit costs. PPNR was $77.8 million for the twelve months ended December 31, 2023, compared to $86.8 million for the twelve months ended December 31, 2022.1 The decrease in PPNR for the twelve months ended December 31, 2023 compared to the twelve months ended December 31, 2022 was primarily driven by the increase in deposit costs combined with the growth in technology expenses due to investments in applications aimed at enhancing both customer relationship management and customer online experience, as well as expanding service delivery channels. In addition, the Corporation had a year-over-year decrease in non-interest income as a result of lower pass-through income from small business investment companies ("SBICs").

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Reflecting on both the fourth quarter and full-year 2023 results, Michael D. Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, “Our performance reflects the stability of both our loan, deposit, and wealth management customer bases as we managed through the significant increases in deposit costs during the year associated with the Federal Reserve rate increases and resulting impact across the entire banking industry. Despite positive organic loan growth and rising loan yields resulting in higher interest income, the material increases in deposit rates and costs resulted in overall flat net interest income growth in our primary source of revenue – our spread business. While we experienced favorable increases in certain noninterest income activities, including fees earned for our growing treasury management service business, the market rate increases significantly muted mortgage loan demand, reducing both mortgage loan production and related secondary market sales and gains. Respective of these revenue growth challenges, the Corporation continues to tightly manage its overhead, and particularly our personnel costs which generally account for about half of our noninterest expenses.

At the same time as we remain extremely cost-conscious with personnel management and use of third-party professional services and vendors, we look to effectively deploy our recent years' investments in technology which contributed to our increased technology costs for 2023. During the year, we activated significant elements of a comprehensive Customer Relationship Management and sales supportive systems, and successfully completed the implementation of our digital new-account-opening capabilities that allow both commercial and retail customers to open and fund deposit relationships, all online. We also have expanded our deployment of Enhanced Teller Machines, or ETMs, that dually serve as both traditional ATMs and as an electronic channel to connect to our live service agents at our Customer Service Center, which provide for expanded customer hours outside of the traditional business day, while also reducing the need for higher cost retail personnel staffing. Our women’s banking division, Impressia Bank, continues to develop leads and opportunities with women-owned small businesses and retail relationships since our 2023 launches in our Cleveland and Columbus, Ohio markets and our Erie, Pennsylvania market. I was also pleased with the early response to our 2023 launch of our “At Ease” deposit accounts which focus on providing valuable deposit account rates and services to our service members and veterans.

We remain consistent with our historic asset quality management principles supported by our strict adherence to our traditionally conservative underwriting policy and concentration limits. We continue to employ established and regularly updated stress testing and risk management activities to avoid undue adverse exposure to more economically-sensitive commercial and industrial segments, as well as the various commercial real estate market segments. Though higher market rates and general inflationary conditions are impacting demand for many commercial and real estate business segments, we remain actively engaged with proven, qualitative commercial business relationships across all of our markets to be relevant providers of appropriately-priced loan opportunities to creditworthy customers.

Our CNB Bank capital levels and liquidity sources, both on-hand and contingently available, remain very sound and stable, and our overall profitability and capital management allows us to maintain our quarterly dividends at similar levels as in prior quarters.

As we remain committed to our core strategic initiatives while maintaining our disciplined asset-liability management and credit quality approaches, including thorough and continuous risk management activities, a significant focus of our near-term strategic efforts is to thoroughly and comprehensively challenge our overhead expense base and find efficiencies to promote our achievement of positive operating leverage."

Other Balance Sheet Highlights

•Book value per common share was $24.57 at December 31, 2023, reflecting an increase from $23.52 at September 30, 2023 and $22.39 at December 31, 2022. Tangible book value per common share, a non-GAAP measure, was $22.46 as of December 31, 2023, reflecting an increase of $1.06, or 19.65% (annualized) from $21.40 as of September 30, 2023 and an increase of $2.16, or 10.64%, from $20.30 as of December 31, 2022.1 The positive increases in book value per common share and tangible book value per common share compared to September 30, 2023 were primarily due to a $9.2 million increase in retained earnings combined with an $12.4 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio in the fourth quarter of 2023. The increases in book value per common share and tangible book value per common share compared to December 31, 2022 were primarily due to a $39.0 million increase in retained earnings combined with a $6.4 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio, partially offset by a $3.9 million increase in treasury stock driven by the repurchase of 326,459 common shares at a weighted average price per share of $20.08 during 2023. The unrealized valuation changes in the Corporation’s investments were resulting from the 2023 market yield curve changes relative to the scheduled maturities of the Corporation’s holdings.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any risk issues could lead to additional credit loss exposure. In the current post-pandemic and inflationary economic environment, the Corporation has determined that office commercial real estate ("commercial office") inherently could pose a higher level of credit risk, even given the historical high credit quality ratings and structures applied to the Corporation's outstanding commercial office credit extensions when initially underwritten and funding or commitments were made. The Corporation monitors numerous relevant sensitivity elements at both underwriting and through and beyond the funding period, including projects occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At December 31, 2023, the Corporation had the following key metrics related to its commercial office portfolio:

◦Commercial office loans outstanding consisted of 118 loans, totaling $114.7 million, or 2.57%, of total loans outstanding;
◦Nonaccrual commercial office loans (one customer relationships) totaled $508 thousand, or 0.44% of total office loans outstanding. One customer relationship had a related specific loss reserve of approximately $289 thousand, at December 31, 2023; and
◦The average outstanding balance per commercial office loan was $972 thousand.

The Corporation had no commercial office loan relationships considered by the banking regulators to be a high volatility commercial real estate credit.

Performance Ratios

•Annualized return on average equity was 9.97% for the three months ended December 31, 2023, compared to 9.80% and 12.45% for the three months ended September 30, 2023 and December 31, 2022, respectively. Annualized return on average equity was 10.54% for the twelve months ended December 31, 2023, compared to 13.86% for the twelve months ended December 31, 2022.

•Annualized return on average tangible common equity, a non-GAAP measure, was 11.27% for the three months ended December 31, 2023, compared to 11.07% and 14.54% for the three months ended September 30, 2023 and December 31, 2022, respectively.1 Annualized return on average tangible common equity, a non-GAAP measure, was 11.98% for the twelve months ended December 31, 2023, compared to 16.64% for the twelve months ended December 31, 2022.1

•While the previously discussed common equity capital raise completed in September 2022 significantly enhanced the Corporation’s overall capital position, it also adversely impacted certain equity and per-share performance ratios for the twelve months ended December 31, 2023 and the related comparison to December 31, 2022.

•The Corporation's efficiency ratio was 67.66% for the three months ended December 31, 2023, compared to 67.00% and 61.87% for the three months ended September 30, 2023 and December 31, 2022, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 66.93% for the three months ended December 31, 2023, compared to 66.26% and 61.40% for the three months ended September 30, 2023 and December 31, 2022, respectively.1 The increase for the three months ended December 31, 2023 compared to September 30, 2023 was, as previously discussed, primarily the result of rising deposit costs coupled with an increase in quarterly personnel costs as a result of timing of incentive compensation accruals and health insurance expenses, as well as technology expenses related to a one-time contract renegotiation cost. The Corporation's efficiency ratio was 65.13% for the twelve months ended December 31, 2023, compared to 61.32% for the twelve months ended December 31, 2022. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 64.45% for the twelve months ended December 31, 2023, compared to 60.87% the twelve months ended December 31, 2022.1

Revenue

•Total revenue (net interest income plus non-interest income) was $56.8 million for the three months ended December 31, 2023, compared to $55.1 million and $59.8 million for the three months ended September 30, 2023 and December 31, 2022, respectively.

◦Net interest income was $47.7 million for the three months ended December 31, 2023, compared to $47.2 million and $50.8 million, for the three months ended September 30, 2023 and December 31, 2022, respectively. When comparing the fourth quarter of 2023 to the third quarter of 2023, the increase in net interest income of $458 thousand, or 0.97%, (3.85% annualized) included approximately $1.4 million in nonrecurring interest income related primarily to payoffs in the syndicated loan portfolio. When comparing the fourth quarter of 2023 to the fourth quarter of 2022, the decrease in net interest income of $3.1 million, or 6.18% was attributable to an increase in the Corporation's interest expense as a result of the year-over-year previously noted deposit rate increases, as well as targeted interest-bearing deposit rate increases to ensure both deposit relationship retention, and new deposit growth in recently entered expansion markets.

◦Net interest margin was 3.54%, 3.55% and 4.07% for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.51%, 3.53% and 4.03%, for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.1 Included in the net interest margin and the net interest margin on a fully tax-equivalent basis for the three months ended December 31, 2023 is approximately $1.4 million, or 10 basis points, in nonrecurring interest income related primarily to payoffs in the syndicated loan portfolio.

▪The yield on earning assets of 5.82% for the three months ended December 31, 2023 increased 19 basis points and 87 basis points from September 30, 2023 and December 31, 2022, respectively. The yield on earning assets for the three months ended December 31, 2023 included the previously mentioned $1.4 million, or 10 basis points, in syndicated loan one-time interest income. Additionally, the increase in yield was attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 2.89% for the three months ended December 31, 2023 increased 23 basis points and 169 basis points from September 30, 2023 and December 31, 2022, respectively, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases in response to the competitive environment from numerous Fed rate hikes over the past year, and deposit retention and growth initiatives.

•Total revenue was $223.2 million for the twelve months ended December 31, 2023, compared to $224.4 million for the twelve months ended December 31, 2022.

◦Net interest income was $189.8 million for the twelve months ended December 31, 2023, compared to $189.7 million for the twelve months ended December 31, 2022. The increase of $170 thousand, or 0.09%, was due to loan growth and the benefits of the impact of rising interest rates resulting in greater income on variable-rate loans and new loan production, which was substantially offset by an increase in the Corporation's interest expense as a result of both (i) targeted interest-bearing deposit rate increases to ensure both deposit growth and retention, and (ii) a year-over-year increase in the average balance of short-term borrowings through the FHLB. In addition, as previously mentioned, net interest income for the twelve months ended December 31, 2023 included $1.4 million in nonrecurring interest income related primarily to payoffs in the syndicated loan portfolio.

◦Net interest margin was 3.63% and 3.83% for the twelve months ended December 31, 2023 and 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.61% and 3.82% for the twelve months ended December 31, 2023 and 2022, respectively.1 Included in the net interest margin and the net interest margin on a fully tax-equivalent basis for the twelve months ended December 31, 2023 is approximately $1.4 million, or three basis points, in one-time realized interest income related primarily to payoffs in the syndicated loan portfolio.

▪The yield on earning assets for the twelve months ended December 31, 2023 was 5.57%, an increase of 127 basis points from December 31, 2022. The increase was primarily a result of loan growth and the net benefit of higher interest rates on both variable-rate loans and new loan production. The yield on earning assets for the twelve months ended December 31, 2023 included the previously mentioned $1.4 million, or three basis points, in one-time syndicated loan interest income.

▪The cost of interest-bearing liabilities for the twelve months ended December 31, 2023 was 2.49%, an increase of 187 basis points from December 31, 2022. The increase was primarily a result of the Corporation’s targeted interest-bearing deposit rate increases and some costs of occasional short-term borrowings through the FHLB in 2023.

•Total non-interest income was $9.1 million for the three months ended December 31, 2023, compared to $7.9 million and $9.0 million for the three months ended September 30, 2023 and December 31, 2022, respectively. During the three months ended December 31, 2023, notable changes compared to the three months ended September 30, 2023, included an increase in net realized and unrealized changes in equity securities and an increase in quarterly other non-interest income primarily driven by higher pass-through income from SBICs.

•Total non-interest income was $33.3 million for the twelve months ended December 31, 2023, compared to $34.8 million for the twelve months ended December 31, 2022. During the twelve months ended December 31, 2023, notable changes compared to the twelve months ended December 31, 2022 included lower net realized gains on the sale of available-for-sale debt securities, lower mortgage banking income from reduced mortgage loan production volume in the higher-rate environment, lower level of full-year bank owned life insurance income and pass-through income from SBICs, partially offset by an increase in card processing and interchange income and a favorable variance in unrealized losses on equity securities.

Non-Interest Expense

•For the three months ended December 31, 2023, total non-interest expense was $38.5 million, compared to $36.9 million and $37.0 million for the three months ended September 30, 2023 and December 31, 2022, respectively. The increase of $1.5 million, or 4.16%, from the three months ended September 30, 2023, was primarily a result of an increase in salaries and benefits and technology expenses. The increases in salaries and benefits were primarily driven by timing of incentive compensation accruals coupled with higher health insurance expenses and deferred compensation expenses. The increase in technology expenses was the result of approximately $394 thousand in one-time contract restructuring costs.

•For the twelve months ended December 31, 2023, total non-interest expense was $145.3 million, compared to $137.6 million for the twelve months ended December 31, 2022. The increase of $7.7 million, or 5.61%, from the twelve months ended December 31, 2022 was primarily a result of higher occupancy costs combined with higher technology expenses. In addition, other non-interest expenses increased primarily due to business generation related expenses and consulting fees. Furthermore, full-year base-salary and related benefit increases, intended to account for inflationary merit increases and the addition of personnel to staff new offices in 2023, were substantially offset by an approximately $8.1 million reduction in incentive-related expenses.

Income Taxes

•Income tax expense for the three months ended December 31, 2023 was $3.2 million, representing an 18.45% effective tax rate, compared to $3.4 million, representing a 19.86% effective tax rate for the three months ended September 30, 2023 and $4.0 million, representing a 20.08% effective tax rate for the three months ended December 31, 2022. Income tax expense was $13.8 million, representing a 19.22% effective tax rate, for the twelve months ended December 31, 2023, compared to $15.0 million, representing a 19.21% effective tax rate for the twelve months ended December 31, 2022.

Asset Quality

•Total nonperforming assets were approximately $31.8 million, or 0.55% of total assets, as of December 31, 2023, compared to $29.3 million, or 0.51% of total assets, as of September 30, 2023, and $23.5 million, or 0.43% of total assets, as of December 31, 2022, as discussed above.

•The allowance for credit losses measured as a percentage of total loans was 1.03% as of December 31, 2023, 1.02% as of September 30, 2023, and 1.02% as of December 31, 2022. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 154.63% as of December 31, 2023, compared to 169.34% and 206.98% as of September 30, 2023 and December 31, 2022, respectively. The decrease in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the higher level of nonperforming assets, as discussed above.

•The provision for credit losses was $1.2 million for the three months ended December 31, 2023, compared to $1.1 million and $3.0 million for the three months ended September 30, 2023 and December 31, 2022, respectively. The $186 thousand increase in the provision expense for the fourth quarter of 2023 compared to the third quarter of 2023 was primarily a result of higher net charge-offs, as discussed above.

•The provision for credit losses was $6.0 million for the twelve months ended December 31, 2023, compared to $8.6 million for the twelve months ended December 31, 2022. Included in the provision for credit losses for the twelve months ended December 31, 2023, was a $156 thousand expense related to the allowance for unfunded commitments compared to $603 thousand for the twelve months ended December 31, 2022. The $2.6 million reduction in the provision expense for the twelve months ended December 31, 2023 compared to the twelve months ended December 31, 2022 was primarily a result of the lower loan portfolio growth.

•For the three months ended December 31, 2023, net loan charge-offs were $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, compared to $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2023, and $821 thousand, or 0.08% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2022, as discussed above.

•For the twelve months ended December 31, 2023, net loan charge-offs were $3.4 million, or 0.08% of average total loans and loans held for sale, compared to $2.1 million, or 0.05% of average total loans and loans held for sale, during the twelve months ended December 31, 2022.

Capital

•As of December 31, 2023, the Corporation’s total shareholders’ equity was $571.2 million, representing an increase of $22.0 million, or 4.01%, from September 30, 2023 and $40.5 million, or 7.63%, from December 31, 2022 primarily due to (i) improvements in accumulated other comprehensive losses resulting primarily from a reduction in after-tax temporary unrealized losses in the available-for-sale investment portfolio, and (ii) an increase in the Corporation's retained earnings (quarterly net income, partially offset by the common and preferred dividends paid in the quarter). These were partially offset by an increase in the Corporation's treasury stock as a result of the Corporation's repurchase of 326,459 common shares during the twelve months of 2023.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of December 31, 2023, consistent with prior periods.

•As of December 31, 2023, the Corporation’s ratio of common shareholders' equity to total assets was 8.93% compared to 8.57% at September 30, 2023 and 8.64% at December 31, 2022. As of December 31, 2023, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.22% compared to 7.86% at September 30, 2023 and 7.90% as of December 31, 2022. This increase compared to September 30, 2023 and December 31, 2022, was the result of an improvement in accumulated other comprehensive losses and an increase in retained earnings, partially offset by an increase in treasury stock due to the Corporation's share repurchase activities in 2023.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office, one mobile office, and 51 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank's divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the duration and scope of a pandemic, including the lingering impacts of the COVID-19 pandemic, and the local, national and global impact of a pandemic; (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) deposit attrition; (xiii) rapidly changing technology; (xiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xv) changes in the cost of funds, demand for loan products or demand for financial services; and (xvi) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause CNB’s actual results to differ may emerge from time to time, and it is not possible for CNB to predict all of them. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Income Statement
Interest and fees on loans	$73,014	$70,980	$57,781	$273,220	$194,149
Processing fees on PPP loans	0	0	19	3	1,889
Interest and dividends on securities and cash and cash equivalents	6,194	4,536	4,645	20,473	17,700
Interest expense	(31,514)	(28,280)	(11,612)	(103,867)	(24,079)
Net interest income	47,694	47,236	50,833	189,829	189,659
Provision for credit losses	1,242	1,056	2,950	5,993	8,589
Net interest income after provision for credit losses	46,452	46,180	47,883	183,836	181,070
Non-interest income
Wealth and asset management fees	1,684	1,833	1,716	7,251	7,172
Service charges on deposit accounts	1,803	1,861	1,806	7,372	7,206
Other service charges and fees	727	567	943	3,010	3,196
Net realized gains on available-for-sale securities	0	0	0	52	651
Net realized and unrealized losses on equity securities	543	(400)	284	(387)	(1,149)
Mortgage banking	160	172	172	676	1,237
Bank owned life insurance	734	754	655	2,945	3,433
Card processing and interchange income	2,082	2,098	2,021	8,301	7,797
Other non-interest income	1,404	978	1,410	4,115	5,223
Total non-interest income	9,137	7,863	9,007	33,335	34,766
Non-interest expenses
Salaries and benefits	19,200	17,758	18,800	71,062	71,460
Net occupancy expense of premises	3,719	3,596	3,358	14,509	13,298
Technology expense	5,525	5,232	5,093	20,202	17,041
Advertising expense	1,048	840	1,021	3,133	2,887
State and local taxes	1,018	1,028	957	4,126	4,078
Legal, professional, and examination fees	1,247	1,320	1,141	4,414	4,173
FDIC insurance premiums	978	1,027	654	3,879	2,796
Card processing and interchange expenses	756	1,207	1,315	5,025	4,801
Other non-interest expense	4,959	4,906	4,682	18,992	17,088
Total non-interest expenses	38,450	36,914	37,021	145,342	137,622
Income before income taxes	17,139	17,129	19,869	71,829	78,214
Income tax expense	3,162	3,402	3,989	13,809	15,026
Net income	13,977	13,727	15,880	58,020	63,188
Preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$12,901	$12,651	$14,804	$53,718	$58,886

Ending shares outstanding	20,896,439	20,895,634	21,121,346	20,896,439	21,121,346
Average diluted common shares outstanding	20,841,528	20,899,744	21,092,770	20,944,376	18,019,604
Diluted earnings per common share	$0.62	$0.60	$0.70	$2.55	$3.26
Cash dividends per common share	$0.175	$0.175	$0.175	$0.700	$0.700
Dividend payout ratio	28%	29%	25%	27%	21%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Average Balances
Total loans and loans held for sale	$4,463,644	$4,485,017	$4,123,857	$4,396,341	$3,897,722
Investment securities	730,050	749,352	787,259	760,976	813,172
Total earning assets	5,343,817	5,273,758	4,959,490	5,232,117	4,954,547
Total assets	5,719,313	5,647,491	5,311,790	5,601,371	5,284,213
Noninterest-bearing deposits	759,781	792,193	874,131	793,713	847,793
Interest-bearing deposits	4,217,771	4,109,360	3,714,040	4,037,554	3,796,642
Shareholders' equity	556,245	555,464	505,992	550,333	455,748
Tangible common shareholders' equity (non-GAAP) (1)	454,294	453,493	404,079	448,355	353,800

Average Yields (annualized)
Total loans and loans held for sale	6.51%	6.30%	5.58%	6.23%	5.06%
Investment securities	1.96%	1.96%	1.90%	1.96%	1.85%
Total earning assets	5.82%	5.63%	4.95%	5.57%	4.30%
Interest-bearing deposits	2.86%	2.62%	1.09%	2.42%	0.52%
Interest-bearing liabilities	2.89%	2.66%	1.20%	2.49%	0.62%

Performance Ratios (annualized)
Return on average assets	0.97%	0.96%	1.19%	1.04%	1.20%
Return on average equity	9.97%	9.80%	12.45%	10.54%	13.86%
Return on average tangible common equity (non-GAAP) (1)	11.27%	11.07%	14.54%	11.98%	16.64%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.51%	3.53%	4.03%	3.61%	3.82%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	66.93%	66.26%	61.40%	64.45%	60.87%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$747	$381	$437	$1,702	$694
Holiday Financial net loan charge-offs	487	351	384	1,739	1,444
Total Corporation net loan charge-offs	$1,234	$732	$821	$3,441	$2,138
Annualized net loan charge-offs / average total loans and loans held for sale	0.11%	0.06%	0.08%	0.08%	0.05%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2023	September 30, 2023	December 31, 2022
Ending Balance Sheet
Cash and due from banks	$54,789	$61,529	$58,884
Interest-bearing deposits with Federal Reserve	164,385	117,632	43,401
Interest-bearing deposits with other financial institutions	2,872	3,424	4,000
Total cash and cash equivalents	222,046	182,585	106,285
Debt securities available-for-sale, at fair value	341,955	335,122	371,409
Debt securities held-to-maturity, at amortized cost	388,968	391,301	404,765
Equity securities	9,301	8,948	9,615
Loans held for sale	675	464	251
Loans receivable
PPP loans, net of deferred processing fees	48	56	159
Syndicated loans	108,710	123,090	156,649
Loans	4,359,718	4,369,028	4,118,370
Total loans receivable	4,468,476	4,492,174	4,275,178
Less: allowance for credit losses	(45,832)	(45,832)	(43,436)
Net loans receivable	4,422,644	4,446,342	4,231,742
Goodwill and other intangibles	43,874	43,874	43,749
Core deposit intangible	280	299	364
Other assets	323,214	322,973	306,999
Total Assets	$5,752,957	$5,731,908	$5,475,179

Noninterest-bearing demand deposits	$728,881	$782,996	$898,437
Interest-bearing demand deposits	803,093	781,309	1,007,202
Savings	2,960,282	2,883,736	2,270,337
Certificates of deposit	506,494	554,740	446,461
Total deposits	4,998,750	5,002,781	4,622,437
Short-term borrowings	0	0	132,396
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,267	84,191	83,964
Other liabilities	78,073	75,104	85,000
Total liabilities	5,181,710	5,182,696	4,944,417
Common stock	0	0	0
Preferred stock	57,785	57,785	57,785
Additional paid in capital	220,495	220,100	221,553
Retained earnings	345,935	336,690	306,911
Treasury stock	(6,890)	(6,862)	(2,967)
Accumulated other comprehensive loss	(46,078)	(58,501)	(52,520)
Total shareholders' equity	571,247	549,212	530,762
Total liabilities and shareholders' equity	$5,752,957	$5,731,908	$5,475,179

Book value per common share	$24.57	$23.52	$22.39
Tangible book value per common share (non-GAAP) (1)	$22.46	$21.40	$20.30

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2023	September 30, 2023	December 31, 2022
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.22%	7.86%	7.90%
Tier 1 leverage ratio (2)	10.54%	10.50%	10.80%
Common equity tier 1 ratio (2)	11.49%	11.21%	11.42%
Tier 1 risk-based ratio (2)	13.20%	12.92%	13.24%
Total risk-based ratio (2)	15.99%	15.68%	16.08%

Asset Quality Detail
Nonaccrual loans	$29,639	$27,065	$20,986
Loans 90+ days past due and accruing	55	231	1,121
Total nonperforming loans	29,694	27,296	22,107
Other real estate owned	2,111	2,039	1,439
Total nonperforming assets	$31,805	$29,335	$23,546

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.71%	0.65%	0.55%
Nonperforming assets / Total assets	0.55%	0.51%	0.43%
Ratio of allowance for credit losses on loans to nonaccrual loans	154.63%	169.34%	206.98%
Allowance for credit losses / Total loans	1.03%	1.02%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of December 31, 2023 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$694,369	1.89%	$3,626	$711,299	1.89%	$3,674	$744,979	1.86%	$3,786
Tax-exempt (1) (2) (4)	27,590	2.55%	198	29,455	2.55%	204	32,884	2.74%	250
Equity securities (1) (2)	8,091	5.54%	113	8,598	5.58%	121	9,396	2.24%	53
Total securities (4)	730,050	1.96%	3,937	749,352	1.96%	3,999	787,259	1.90%	4,089
Loans receivable:
Commercial (2) (3)	1,467,452	7.07%	26,165	1,516,942	6.72%	25,693	1,489,416	5.76%	21,641
Mortgage and loans held for sale (2) (3)	2,860,619	5.99%	43,166	2,834,576	5.83%	41,618	2,515,400	5.22%	33,112
Consumer (3)	135,573	11.38%	3,890	133,499	11.51%	3,874	119,041	10.93%	3,280
Total loans receivable (3)	4,463,644	6.51%	73,221	4,485,017	6.30%	71,185	4,123,857	5.58%	58,033
Interest-bearing deposits with the Federal Reserve and other financial institutions	150,123	6.06%	2,292	39,389	5.78%	574	48,374	4.96%	605
Total earning assets	5,343,817	5.82%	$79,450	5,273,758	5.63%	$75,758	4,959,490	4.95%	$62,727
Noninterest-bearing assets:
Cash and due from banks	55,815			55,502			54,791
Premises and equipment	109,469			109,854			96,804
Other assets	256,253			254,106			242,585
Allowance for credit losses	(46,041)			(45,729)			(41,880)
Total non interest-bearing assets	375,496			373,733			352,300
TOTAL ASSETS	$5,719,313			$5,647,491			$5,311,790
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$778,488	0.55%	$1,081	$813,264	0.52%	$1,061	$1,002,822	0.25%	$643
Savings	2,920,026	3.36%	24,712	2,788,499	3.13%	22,004	2,293,534	1.33%	7,681
Time	519,257	3.50%	4,587	507,597	3.16%	4,048	417,684	1.81%	1,908
Total interest-bearing deposits	4,217,771	2.86%	30,380	4,109,360	2.62%	27,113	3,714,040	1.09%	10,232
Short-term borrowings	0	0.00%	0	6,101	5.66%	87	34,865	4.25%	369
Finance lease liabilities	305	3.90%	3	328	4.84%	4	394	5.03%	5
Subordinated notes and debentures	104,849	4.28%	1,131	104,773	4.07%	1,076	104,546	3.82%	1,006
Total interest-bearing liabilities	4,322,925	2.89%	$31,514	4,220,562	2.66%	$28,280	3,853,845	1.20%	$11,612
Demand—noninterest-bearing	759,781			792,193			874,131
Other liabilities	80,362			79,272			77,822
Total Liabilities	5,163,068			5,092,027			4,805,798
Shareholders’ equity	556,245			555,464			505,992
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,719,313			$5,647,491			$5,311,790
Interest income/Earning assets		5.82%	$79,450		5.63%	$75,758		4.95%	$62,727
Interest expense/Interest-bearing liabilities		2.89%	31,514		2.66%	28,280		1.20%	11,612
Net interest spread		2.93%	$47,936		2.97%	$47,478		3.75%	$51,115
Interest income/Earning assets		5.82%	79,450		5.63%	75,758		4.95%	62,727
Interest expense/Earning assets		2.31%	31,514		2.10%	28,280		0.92%	11,612
Net interest margin (fully tax-equivalent)		3.51%	$47,936		3.53%	$47,478		4.03%	$51,115

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022 was $242 thousand, $242 thousand and $282 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022 was $(68.5) million, $(61.1) million and $(66.8) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Twelve Months Ended,
	December 31, 2023			December 31, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$720,818	1.89%	$14,766	$768,959	1.80%	$14,560
Tax-exempt (1) (2) (4)	30,153	2.59%	844	35,965	2.87%	1,080
Equity securities (1) (2)	10,005	5.09%	509	8,248	2.13%	176
Total securities (4)	760,976	1.96%	16,119	813,172	1.85%	15,816
Loans receivable:
Commercial (2) (3)	1,501,202	6.63%	99,587	1,429,634	5.08%	72,684
Mortgage and loans held for sale (2) (3)	2,765,484	5.77%	159,606	2,355,662	4.78%	112,583
Consumer (3)	129,655	11.47%	14,868	112,426	10.48%	11,778
Total loans receivable (3)	4,396,341	6.23%	274,061	3,897,722	5.06%	197,045
Interest-bearing deposits with the Federal Reserve and other financial institutions	74,800	6.03%	4,513	243,653	1.16%	2,112
Total earning assets	5,232,117	5.57%	$294,693	4,954,547	4.30%	$214,973
Noninterest-bearing assets:
Cash and due from banks	54,824			51,670
Premises and equipment	107,635			89,940
Other assets	251,725			227,991
Allowance for credit losses	(44,930)			(39,935)
Total non interest-bearing assets	369,254			329,666
TOTAL ASSETS	$5,601,371			$5,284,213
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$853,632	0.54%	$4,626	$1,061,452	0.20%	$2,131
Savings	2,666,905	2.92%	77,782	2,383,918	0.54%	12,772
Time	517,017	2.97%	15,362	351,272	1.40%	4,930
Total interest-bearing deposits	4,037,554	2.42%	97,770	3,796,642	0.52%	19,833
Short-term borrowings	35,224	5.07%	1,787	8,793	4.20%	369
Finance lease liabilities	339	4.42%	15	426	4.69%	20
Subordinated notes and debentures	104,735	4.10%	4,295	104,432	3.69%	3,857
Total interest-bearing liabilities	4,177,852	2.49%	$103,867	3,910,293	0.62%	$24,079
Demand—noninterest-bearing	793,713			847,793
Other liabilities	79,473			70,379
Total Liabilities	5,051,038			4,828,465
Shareholders’ equity	550,333			455,748
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,601,371			$5,284,213
Interest income/Earning assets		5.57%	$294,693		4.30%	$214,973
Interest expense/Interest-bearing liabilities		2.49%	103,867		0.62%	24,079
Net interest spread		3.08%	$190,826		3.68%	$190,894
Interest income/Earning assets		5.57%	294,693		4.30%	214,973
Interest expense/Earning assets		1.96%	103,867		0.48%	24,079
Net interest margin (fully tax-equivalent)		3.61%	$190,826		3.82%	$190,894

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the twelve months ended December 31, 2023 and 2022 was $997 thousand and $1.2 million, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the twelve months ended December 31, 2023 and 2022 was $(61.1) million and $(40.3) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	December 31, 2023	September 30, 2023	December 31, 2022
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$571,247	$549,212	$530,762
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	513,462	491,427	472,977
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	280	299	364
Tangible common equity (non-GAAP)	$469,308	$447,254	$428,864

Total assets	$5,752,957	$5,731,908	$5,475,179
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	280	299	364
Tangible assets (non-GAAP)	$5,708,803	$5,687,735	$5,431,066

Ending shares outstanding	20,896,439	20,895,634	21,121,346

Book value per common share (GAAP)	$24.57	$23.52	$22.39
Tangible book value per common share (non-GAAP)	$22.46	$21.40	$20.30

Common shareholders' equity / Total assets (GAAP)	8.93%	8.57%	8.64%
Tangible common equity / Tangible assets (non-GAAP)	8.22%	7.86%	7.90%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Calculation of net interest margin:
Interest income	$79,208	$75,516	$62,445	$293,696	$213,738
Interest expense	31,514	28,280	11,612	103,867	24,079
Net interest income	$47,694	$47,236	$50,833	$189,829	$189,659

Average total earning assets	$5,343,817	$5,273,758	$4,959,490	$5,232,117	$4,954,547

Net interest margin (GAAP) (annualized)	3.54%	3.55%	4.07%	3.63%	3.83%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$79,208	$75,516	$62,445	$293,696	$213,738
Tax equivalent adjustment (non-GAAP)	242	242	282	997	1,235
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	79,450	75,758	62,727	294,693	214,973
Interest expense	31,514	28,280	11,612	103,867	24,079
Net interest income (fully tax equivalent basis) (non-GAAP)	$47,936	$47,478	$51,115	$190,826	$190,894

Average total earning assets	$5,343,817	$5,273,758	$4,959,490	$5,232,117	$4,954,547
Less: average mark to market adjustment on investments (non-GAAP)	(68,546)	(61,103)	(66,781)	(61,089)	(40,271)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,412,363	$5,334,861	$5,026,271	$5,293,206	$4,994,818

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.51%	3.53%	4.03%	3.61%	3.82%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Calculation of PPNR (non-GAAP): (1)
Net interest income	$47,694	$47,236	$50,833	$189,829	$189,659
Add: Non-interest income	9,137	7,863	9,007	33,335	34,766
Less: Non-interest expense	38,450	36,914	37,021	145,342	137,622
PPNR (non-GAAP)	$18,381	$18,185	$22,819	$77,822	$86,803

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Calculation of efficiency ratio:
Non-interest expense	$38,450	$36,914	$37,021	$145,342	$137,622

Non-interest income	$9,137	$7,863	$9,007	$33,335	$34,766
Net interest income	47,694	47,236	50,833	189,829	189,659
Total revenue	$56,831	$55,099	$59,840	$223,164	$224,425
Efficiency ratio	67.66%	67.00%	61.87%	65.13%	61.32%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$38,450	$36,914	$37,021	$145,342	$137,622
Less: core deposit intangible amortization	19	20	23	84	96
Adjusted non-interest expense (non-GAAP)	$38,431	$36,894	$36,998	$145,258	$137,526

Non-interest income	$9,137	$7,863	$9,007	$33,335	$34,766

Net interest income	$47,694	$47,236	$50,833	$189,829	$189,659
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,383	1,376	1,244	5,425	5,011
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,968	1,955	1,658	7,635	6,509
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	48,279	47,815	51,247	192,039	191,157
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$57,416	$55,678	$60,254	$225,374	$225,923

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	66.93%	66.26%	61.40%	64.45%	60.87%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Calculation of return on average tangible common equity (non-GAAP):
Net income	$13,977	$13,727	$15,880	$58,020	$63,188
Less: preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$12,901	$12,651	$14,804	$53,718	$58,886

Average shareholders' equity	$556,245	$555,464	$505,992	$550,333	$455,748
Less: average goodwill & intangibles	44,166	44,186	44,128	44,193	44,163
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$454,294	$453,493	$404,079	$448,355	$353,800

Return on average equity (GAAP) (annualized)	9.97%	9.80%	12.45%	10.54%	13.86%
Return on average common equity (GAAP) (annualized)	9.20%	9.04%	11.61%	9.76%	12.92%
Return on average tangible common equity (non-GAAP) (annualized)	11.27%	11.07%	14.54%	11.98%	16.64%

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Calculation of non-interest income excluding net realized gains on available-for-sale securities (non-GAAP):
Non-interest income	$9,137	$7,863	$9,007	$33,335	$34,766
Less: net realized gains on available-for-sale securities	0	0	0	52	651
Adjusted non-interest income (non-GAAP)	$9,137	$7,863	$9,007	$33,283	$34,115